Exhibit 23(h)(3)(c)

                               SECOND AMENDMENT TO
                            FUND ACCOUNTING AGREEMENT

      AMENDMENT made as of the 20th day of June, 2007, between THE EMPIRE BUILDER TAX FREE BOND FUND, (the "Trust"), a Massachusetts business trust having its place of business at 237 Park Avenue, New York, New York 10017, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to that certain Fund Accounting Agreement, dated October 1, 1996, between the Trust and BISYS FUND SERVICES, INC. ("BFS"), which was amended on January 1, 2000 (the "First Amendment," and the Agreement, as amended and in effect on the date hereof, the "Agreement"). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

      WHEREAS, the Agreement and the First Amendment erroneously provide that BFS is a party to the Agreement (rather than BISYS);

      WHEREAS, pursuant to the Agreement, BISYS (and not BFS) performs certain fund accounting services for the Trust with respect the series' of the Trust (the "Funds," and each individually, a "Fund");

      WHEREAS, BISYS and the Trust desire to amend and modify certain terms of the Agreement as set forth herein, and to ratify the Agreement and the First Amendment by acknowledging BISYS as the correct party to the Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and BISYS hereby agree as follows:

      1. Amendments.

      (a) Section 6 of the Agreement, shall be amended by deleting the first two sentences of the first paragraph in their entirety and replacing them with the following:

            "The initial term of this Agreement shall be for a period commencing on January 1, 2008 and ending on December 31, 2008. Unless otherwise terminated under the terms of this Agreement, this Agreement shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term. Notwithstanding the foregoing, this Agreement may be terminated by either party upon the provision of one hundred eighty (180) days' advance written notice, from the Board of Trustees of the Trust, or from BISYS, respectively. Following any termination of this Agreement as set forth in this Section 6, for so long as Fund Accountant, with the written consent of the Trust, in


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            fact   continues  to  perform  any  one  or  more  of  the  services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect."

      (b) Section 20 of the Agreement shall be deleted in its entirety and replaced with the following:

            "Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section 20, if to the Trust, at 546 Fifth Avenue, New York, New York 10036, and if to BISYS, at BISYS Fund Services Ohio, Inc., 3435 Stelzer Road, Columbus, OH 43219, Attn:
            President, with a copy to The BISYS Group, Inc., 105 Eisenhower Parkway, Roseland, NJ 07068, Attn: General Counsel."

      (c) BISYS and the Trust acknowledge that the Agreement and the First Amendment erroneously provide that BFS (rather than BISYS) is a party to the Agreement, and acknowledge that all services provided to the Trust pursuant to the Agreement have been and continue to be provided by BISYS. Accordingly, BISYS and the Trust hereby ratify the Agreement and the First Amendment and acknowledge that all of the benefits and burdens set forth in the Agreement with respect to BFS run to BISYS, and not to BFS.

      2. Representations and Warranties.

      (a) The Trust represents (i) that it has full power and authority to enter into and perform this Amendment (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the "Board"), and (iii) that the Board has approved this Amendment.

      (b) BISYS represents that it has full power and authority to enter into and perform this Amendment.

      3. Effective Date.

      This Amendment shall be effective as of January 1, 2008.

      4. Miscellaneous.

      (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or


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any  provisions of the Agreement  that  directly  cover or indirectly  bear upon matters covered under this Amendment.

      (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

      (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

      (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                           THE EMPIRE BUILDER TAX FREE BOND FUND

                                           By: /s/ Michael J. Lynch
                                               ---------------------------------
                                           Name:  Michael J. Lynch
                                           Title: Director, Mutual Funds

                                           BISYS FUND SERVICES OHIO, INC.

                                           By: /s/ Fred Naddaff
                                               ---------------------------------
                                           Name:  Fred Naddaff
                                           Title: President